Exhibit 99.1

Generation Bio Announces Third Quarter 2025 Financial Results

CAMBRIDGE, MASS., November 5, 2025 -- Generation Bio Co. (Nasdaq: GBIO), a biotechnology company, today reported third quarter financial results.

Third Quarter 2025 Financial Results

●	Cash Position: Cash, cash equivalents, and marketable securities were $89.6 million as of September 30, 2025, compared to $185.2 million as of December 31, 2024. The company expects that its cash, cash equivalents, and marketable securities will fund its operating expenditures for the foreseeable future.

●	R&D Expenses: Research and development (R&D) expenses were $21.7 million for the quarter ended September 30, 2025, compared to $15.1 million for the quarter ended September 30, 2024.

●	G&A Expenses: General and administrative (G&A) expenses were $12.2 million for the quarter ended September 30, 2025, compared to $9.2 million for the quarter ended September 30, 2024.

●	Net Loss: Net loss was $5.5 million, or $0.82 basic and diluted net loss per share, for the quarter ended September 30, 2025, compared to a net loss of $15.3 million, or $2.29 basic and diluted net loss per share, for the quarter ended September 30, 2024.

●	Lease Settlement: In August 2025, Generation Bio entered into a settlement agreement to resolve the previously disclosed litigation with the landlord of a facility in Waltham, MA. Pursuant to the settlement, the company paid the landlord a lump sum of $31.0 million and recorded a gain on lease termination of $25.5 million.

About Generation Bio

Generation Bio is a biotechnology company that was historically working to change what’s possible for people living with T cell-driven autoimmune diseases. In August 2025, the company announced a process to evaluate strategic alternatives focused on maximizing shareholder value. Further updates and developments will be disclosed as appropriate or where necessary under regulatory requirements. There can be no assurance that the company’s exploration of strategic alternatives will result in the company pursuing a transaction or that any acquisition or other transaction involving the company will be completed, nor as to the terms on which any acquisition or other transaction will occur, if at all.

For more information, please visit www.generationbio.com.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the company, including statements about the company’s strategic alternatives process, and other statements containing the words “believes,” “anticipates,” “plans,” “expects,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties as to the company’s ability to successfully pursue a strategic alternative transaction on attractive terms, or at all; whether the company’s cash resources are sufficient to fund the company’s operating expenses and capital expenditure requirements for the period anticipated; as well as the other risks and uncertainties set forth in the “Risk Factors” section of the company’s most recent annual report on Form 10-K and quarterly report on Form 10-Q, which are on file with the Securities and Exchange Commission, and in subsequent filings the company may make with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the company’s views as of the date hereof. The company anticipates that subsequent events and developments will cause the company’s views to change. However, while the company may elect to update these forward-looking statements at some point in the future, the company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date on which they were made.

Investors and Media Contact

Kevin Conway

Generation Bio

investors@generationbio.com

(857) 371-4721

GENERATION BIO CO.

CONSOLIDATED BALANCE SHEET DATA

(Unaudited)

(In thousands)

Earnings Release Balance Sheet	September 30, 2025	December 31, 2024
Cash, cash equivalents and marketable securities	$89,622	$185,223
Working capital	72,422	157,848
Total assets	121,896	231,197
Total stockholders’ equity	50,560	86,204

GENERATION BIO CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(in thousands, except share and per share data)

	Three Months Ended September 30,
	2025	2024
Revenues:
Collaboration revenue	$1,594	$7,554
Operating expenses:
Research and development	21,630	15,088
General and administrative	12,162	9,181
Loss on lease termination	(25,490)	1,169
Total operating expenses	8,302	25,438
Loss from operations	(6,708)	(17,884)
Other income:
Other income and interest income, net	1,188	2,571
Net loss	$(5,520)	$(15,313)
Net loss per share, basic and diluted	$(0.82)	$(2.29)
Weighted average common shares outstanding, basic and diluted	6,735,454	6,673,846

Comprehensive loss:
Net loss	$(5,520)	$(15,313)
Other comprehensive loss:
Unrealized losses on marketable securities	4	599
Comprehensive loss	$(5,516)	$(14,714)